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                           FORM 8-K - CURRENT REPORT
                                 United States
                       Securities and Exchange Commission
                              Washington DC 20549

                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 29, 1999

SOVEREIGN SPECIALTY CHEMICALS, INC.
(Exact Name of Registrant as Specified in Its Charter)

          Delaware
(State or Other Jurisdiction of                        36-4176637
Incorporation or Organization)              (IRS Employer Identification No.)

225 W. Washington St. - Ste. 2200, Chicago, IL            60606
(Address of Principal Executive Offices)                (Zip Code)

Registrant's Telephone Number, Including Area Code: (312) 419-7100
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ITEM 5

Sovereign Specialty Chemicals, L.P., the parent partnership of Sovereign Specialty Chemicals, Inc., has signed a definitive agreement to sell 75% of its 100% ownership stake in Sovereign Specialty Chemicals, Inc., to an investor group led by AEA Investors Inc. The remaining 25% of the company will continue to be owned by other investors, including Sovereign's current management team.

The transaction is expected to close within the next 60 days and is subject to certain customary closing conditions. The transaction has been structured with the intent of complying with the covenants under the Indenture relating to the 9 1/2% Senior Subordinated Notes due 2007. However, Sovereign intends to advise holders of the 9 1/2% Senior Subordinated Notes due 2007 of its intent to make the change-of-control offer to purchase the notes required by the terms of the Indenture.

AEA Investors Inc. is an international private equity firm, supported by industrial families and chief executives of major corporations from around the world.

Sovereign Specialty Chemicals is a leading manufacturer and marketer of adhesives, sealants and coatings for various industrial and consumer applications. Since its inception in early 1996, Sovereign has grown its revenues to approximately $250 million through a combination of organic growth and several acquisitions. Sovereign was founded with funding from a limited partnership that included Waud Capital Partners and Robert Covalt.

J.P. Morgan served as exclusive financial advisor to Sovereign on this transaction.
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                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date  November 29, 1999                   Sovereign Specialty Chemicals, Inc.
      -----------------                   ----------------------------------
                                                     (Registrant)


                                          /s/ John R. Mellett
                                          ----------------------------------
                                          John R. Mellett, Vice President
                                          and Chief Financial Officer